Filed Pursuant to Rule 424(b)(5)

Registration No. 333-234405

AMENDMENT NO. 1 DATED DECEMBER 11, 2020

To Prospectus Supplement Dated October 9, 2020

(To Prospectus Dated November 8, 2019)

$50,000,000

American Depositary Shares representing Ordinary Shares

This Amendment No. 1 to Prospectus Supplement, or this Amendment, amends our prospectus supplement dated October 9, 2020, or the Prospectus Supplement. This Amendment should be read in conjunction with the Prospectus Supplement and our prospectus dated November 8, 2019, or the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus Supplement or Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus Supplement, the Prospectus, and any future amendments or supplements thereto.

We previously entered into that certain Open Market Sale AgreementSM, or the Sales Agreement, with Jefferies LLC, or Jefferies, acting as sales agent. In accordance with the terms of the Sales Agreement, pursuant to the Prospectus Supplement, as amended by this Amendment, we may offer and sell American Depositary Shares, or ADSs, each representing five ordinary shares, having an aggregate offering price of up to $50,000,000 from time to time through Jefferies, acting as sales agent. As of December 10, 2020, we have sold 3,362,953 ADSs for gross proceeds of $6.4 million pursuant to the Prospectus, which leaves $43.6 million of ADSs available for sale pursuant to the Prospectus Supplement, as amended by this Amendment.

Our ADSs are listed on The Nasdaq Global Market, or Nasdaq, under the symbol “ASLN.”

Investing in our ADSs involves a high degree of risk. Before making an investment decision, you should read the information contained in and incorporated by reference under the heading “Risk Factors” on page S-8 of the Prospectus Supplement and on page 5 of the Prospectus, and under similar headings in the other documents we have filed or that are filed after the date hereof and are incorporated by reference into the Prospectus Supplement and the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Jefferies

The date of this prospectus supplement is December 11, 2020.